[LOGO]    Stanhome, Inc.                                        EXHIBIT 10(h)





                         PERSONAL AND CONFIDENTIAL

                                          July 9, 1997
Mr. John J. Dur
Stanhome Worldwide Direct Selling Group, Inc.
Tour Cofonca
6, rue Jean Jaures
92807 Puteaux, France

Dear John:

This letter constitutes the entire agreement between you and Stanhome Inc. (the "Company") and its affiliates with respect to the wind-up of your assignment in Paris as President and CEO of Worldwide Direct Selling, and your efforts on behalf of the Company for the sale of this Business Group ("WWDSGroup"). It covers all regular plus incentive compensation pertain-ing to your employment plus the ongoing effort to sell the business, including the possibility of a management led buyout ("MBO"), and including your eventual repatriation to the USA on or about December 31, 1997.

The payments to you described in this letter are made in recognition of your efforts on behalf of the Company up to the earlier of closing or December 31, 1997 and shall not be reduced in the event you are paid any compensation by a purchaser.

This letter supersedes all other agreements, discussions and representations, whether oral or written, regarding any payments and benefits on separation and/or upon sale of the business to any party, including those benefits set out in our July 3, 1996 and December 9, 1996 letters.

Please read this agreement carefully and seek appropriate advice of an attorney.

1.  Employment
You will continue as an employee until December 31, 1997 (the "Termination Date"). If you voluntarily resign from your employment without our agreement or are earlier terminated for cause, you will not participate in the special severance program and special 200% Management Incentive Plan ("MIP") outlined following. Cause is defined as fraud, gross negligence or gross willful misconduct. If, however, a sale of the business or MBO led by you or others is completed and closed prior to December 31, 1997, your WWDSGroup position would cease with the sale closing. As of the Termination Date, your salary will cease and any entitlement you may have under any Stanhome-provided benefit programs will terminate except as required by applicable law and regulation or as set forth below. Should a Stanhome Inc. change in control situation occur before your Termination Date, you would be entitled to applicable benefits under your Stanhome Inc. Change in Control Agreement dated April 30, 1996 to the extent that they are greater than those outlined in this letter.

2.  Consideration
Even if the sale closing is earlier, we will pay you your base salary and applicable allowances and benefits through December 31, 1997. During the twenty-four (24) month period immediately following December 31, 1997, you or your estate will receive by direct deposit into your designated bank account(s) 24 severance payments from the Company of $26,033.33 per month, less standard deductions. Such severance payments are in addition to anything of value to which you are already entitled (other than any severance payments mandated under any and all applicable laws or payable under the Company's Severance Policy), including, without limitation, additional consideration as set forth in Paragraphs A through G below, and are not intended to replace any accrued but unpaid compensation under any plan which the Company or any of its affiliates has and to which you might be otherwise entitled. The Company also agrees to provide to you, if required, within twelve months from the Termination Date and at its cost the services of an outplacement consultant firm appropriate to your position that is selected by the Company. In addition, after the Termination Date, the Company will promptly deliver to you an appropriate amendment to your Certificate of Grant relating to the Company's 1991 Stock Option Plan which will effect a three-year extension of the vesting period for any stock options granted to you thereunder. Any unused vacation for 1997 will be paid out at the time of your termination. Because your severance benefits are being made on a repatriated basis, all payments made to you or your estate following your termination will not be tax equalized in accordance with the Company's Expatriate Policy and the above referenced July 3, 1996 and December 9, 1996 letters and Paragraph B) below.

   A) Special MIP
   For 1997, the special MIP will be at 200% of target (in your case it is 2 x 50% or 100% of base pay) earned upon completion of a Board approved sale of the business, even if the actual closing occurs at a later date.

   If Board approval of a sale is not achieved in 1997, your regular MIP target at 50% of base pay will be based solely on achievement of 1997 financial targets for the WWDSGroup outlined in my March 28, 1997 letter, which are:
                Sales              $177,000,000 @ 15%
                Operating Income    $13,000,000 @ 70%
                Cash Component      $40,709,000 @ 15%

   Because the special MIP is being offered to you as incentive in conjunction with the anticipated sale, and if the sale is approved by the Board in 1997 and subsequently closes, the MIP bonus will be fully credited toward the calculation of your pension benefits as if earned and payment received in 1997 and shall be paid by March 31, 1998. And regardless of the exact payment date, if the 1997 MIP is considered part of 1997 compensation for French tax purposes, such French taxes will be covered by the Company's Expatriate Policy.

   B) Tax Related Matters and Equalization
   All Expatriate tax issues, originating while employed, will be the responsibility of the Company in accordance with the Company's
   Expatriate Policy. The Company will pay for your tax preparation and advice for calendar 1997 and 1998.

   Tax equalization, with no avoidance of obligations to U.S. or French authorities, will continue to be our policy. The Company will be responsible for dealing with the applicable taxing authorities regarding all tax equalization questions. You will be entitled to any foreign tax credits that remain unused after the final tax equalization payment is made.

   C) MBO Advice
   You are authorized to spend up to $50,000 for professional and expert advice surrounding your MBO initiative. These funds can be used as you see fit with professionals of your choosing. As a matter of administration, these funds should be processed and paid by Stanhome Worldwide Direct Selling Group, Inc., with the understanding that they will be added back to the above figures for WWDSGroup MIP calculation purposes should the sale not occur in 1997. You are also authorized reasonable travel and entertainment expenses directly associated with your pursuit of an MBO. You will track all expenses in connection with this activity in a separate, easily auditable account.

   D) MBO Bonus
   In addition, to assist your MBO bid, and in consideration of the special circumstances surrounding the Company's sale of this Business via your MBO initiative, an "MBO bonus" of $100,000 after tax is offered should your MBO proposal be the winning bid, the Board accepts the offer, and the transaction closes with you in the buyout group. This $100,000 bonus is offered in lieu of and supersedes any prior express or implied offer of help discussed in conjunction with any third party or other potential financial bidder making an offer that might be or have been -- with or without your participation.

   E) Repatriation
   You will continue to be eligible for the Company Relocation Program for up to eighteen months following December 31, 1997. Reimbursement will be based on actual expenses incurred in returning to your origination point from Paris or other move of equivalent costs.

   F) Pension
   Your pension will be calculated as of your Termination Date and will include the additional five years of service and five years of age as part of the previously announced Stanhome restructuring initiative. The Final Average Earnings on which your pension will be determined will include your 1997 MIP award, but it will not include the "MBO Bonus", if paid. The incremental pension benefit generated by the inclusion of the 1997 MIP award will be made a part of your non-qualified pension.

   G) Insurance Benefits
   We will continue to make current employer contributions for your continued medical and life insurance benefits during the period of the severance payments. If, however, you should be re-employed before the severance and medical benefits lapse, the medical and life insurance benefits will terminate upon your becoming eligible for coverage under a new employer's medical plan.

3.  Releases
The attached Release Agreement will be required to be effective and enforceable upon the actual termination of your employment.


STANHOME INC.


By: /s/G. William Seawright              /s/John J. Dur
      G. William Seawright               John J. Dur
      President and Chief Executive
      Officer








                                    -3-